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                                                                     Exhibit 1.1



The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                               [CHINA MOBILE LOGO]
                        CHINA MOBILE (HONG KONG) LIMITED
(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                 APPROVAL OF THE
                   TERMINATION OF EXISTING SHARE OPTION SCHEME
                                       AND
       ADOPTION OF NEW SHARE OPTION SCHEME AND ASPIRE SHARE OPTION SCHEME
                                       AND
       ACQUISITION OF EIGHT MOBILE TELECOMMUNICATIONS COMPANIES IN THE PRC

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At the annual general meeting of the Company held on 24 June 2002, the resolution approving the termination of the Existing Share Option Scheme, the adoption of the New Share Option Scheme and the adoption of the Aspire Share Option Scheme was duly passed by the shareholders of the Company.

At the extraordinary general meeting of the Company held on 24 June 2002, the resolutions approving, inter alia, the Acquisition and the issue of the Consideration Shares to CMBVI were duly passed by the independent shareholders of the Company.

The Company anticipates that completion of the Acquisition will take place on 1 July 2002.

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The board of directors of China Mobile (Hong Kong) Limited (the "Company")
announces that at the annual general meeting of the Company held on 24 June 2002 (the "AGM"), the resolution approving the termination of the share option scheme adopted by the Company on 8 October 1997 (the "Existing Share Option Scheme"), the adoption of the new share option scheme of the Company (the "New Share Option Scheme") and the adoption of the share option scheme of Aspire Holdings Limited (the "Aspire Share Option Scheme") was duly passed by shareholders of the Company. Details of the New Share Option Scheme and the Aspire Share Option Scheme are set out in the Company's shareholders circular dated 8 April 2002.

Furthermore, at the extraordinary general meeting of the Company held on the same date following the conclusion of the AGM, the independent shareholders of the Company also passed the resolutions approving, inter alia, (i) the conditional sale and purchase agreement entered into by the Company on 16 May 2002 for the acquisition (the "Acquisition") from China Mobile Hong Kong (BVI) Limited ("CMBVI") of eight mobile telecommunications companies in the PRC and
(ii) the issue and allotment of new shares of the Company (the "Consideration Shares") to CMBVI as part of the consideration for the Acquisition. With the passing of such resolutions, all the conditions precedent to the completion of the Acquisition have been fulfilled as of 24 June 2002.

The Company anticipates that completion of the Acquisition will take place on 1 July 2002.

                                                  By Order of the Board
                                             CHINA MOBILE (HONG KONG) LIMITED
                                                      WANG XIAOCHU
                                           Chairman and Chief Executive Officer

Hong Kong, 24 June 2002